Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Cerberus Cyber Sentinel Corporation

(Exact Name of Registrant as Specified in its Charter)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.00001 per share	457	(o)	-	$-	$-	-	$-	-	-	-	-
Fees to Be Paid	Equity	Preferred Stock, par value $0.00001 per share	457	(o)	-	-	-	-	-	-	-	-	-
Fees to Be Paid	Other	Warrants	457	(o)	-	-	-	-	-	-	-	-	-
Fees to Be Paid	Debt	Debt Securities (3)	457	(o)	-	-	-	-	-	-	-	-	-
Fees to Be Paid	Other	Units	457	(o)	-	-	-	-	-	-	-	-	-
Fees to Be Paid	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	457	(o)	$300,000,000	-	$300,000,000	0.0000927	$27,810	-	-	-	-
Fees Previously Paid	-	-	-		-	-	-	-	-	-	-	-	-
Carry Forward Securities
Carry Forward Securities	-	-	-		-	-	-	-	-	-	-	-	-
	Total Offering Amounts						$300,000,000		$27,810
	Total Fees Previously Paid								-
	Total Fee Offsets								-
	Net Fee Due								$27,810

(1)	There are being registered hereunder an indeterminate number of shares of common stock, an indeterminate number of shares of preferred stock, an indeterminate principal amount of debt securities, and an indeterminate number of warrants to purchase common stock, preferred stock, or debt securities. Any securities registered under this Registration Statement on Form S-3 (this “Registration Statement”) may be sold separately or as units with other securities registered hereunder. The securities registered hereunder also include an indeterminate number of shares of common stock and number of shares of preferred stock, and principal amount of debt securities, as may be issued upon conversion of or exchange for preferred stock or debt securities that provide for conversion or exchange, upon exercise of warrants or pursuant to the anti-dilution provisions of any such securities.
(2)	The proposed maximum offering price per unit per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered under this Registration Statement.
(3)	If any debt securities are issued at an original issue discount, then the issue price, and not the principal amount, of such debt securities shall be used for purposes of calculating the aggregate initial offering price of all securities issued.